Registration No. 333-142336

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 3

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ON2 TECHNOLOGIES LLC

(Exact name of Registrant as specified in its charters)

Delaware	27-1914543
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3 Corporate Drive, Suite 100

Clifton Park, NY 12065

(518) 348-0099

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald S. Harrison

Chief Executive Officer

On2 Technologies LLC

1600 Amphitheatre Parkway

Mountain View, California 94043

(650) 253-000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Segre, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this Registration Statement.

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If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

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If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated filer	☐	Accelerated filer	☒

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Recent Events: Deregistration

The Registration Statement on Form S-3 (Registration No. 333-142336) (the “Registration Statement”) of On2 Technologies LLC, formerly On2 Technologies, Inc. (“On2”), pertaining to the registration of certain shares of On2’s common stock, par value $0.001 per share (“On2 Common Stock”), to which this Post-Effective Amendment No. 3 relates, was filed by On2 with the Securities and Exchange Commission on April 24, 2007, and amended on May 10, 2007 and May 18, 2007.

Pursuant to that certain Agreement and Plan of Merger dated as of August 4, 2009 (the “Merger Agreement”), by and among Google Inc., a Delaware corporation (“Google”), Oxide Inc., a Delaware corporation and a wholly-owned subsidiary of Google (“Sub I”), and On2, as amended by Amendment No. 1 to the Agreement and Plan of Merger dated as of January 7, 2010, by and among Google, Sub I, Oxide LLC, a Delaware limited liability company and a wholly-owned subsidiary of Google (“Sub II”), and On2, Sub I would be merged with and into On2, On2 would survive as a wholly-owned subsidiary of Google (the “First Step Merger”) and each outstanding share of On2 Common Stock would be converted into the right to receive a combination of (a) $0.15 in cash and (b) 0.0010 of a share of Google Class A Common Stock and (c) cash payable in lieu of any fractional shares of Google Class A Common Stock. Following the First Step Merger, On2 would be merged with and into Sub II and Sub II would survive as a wholly-owned subsidiary of Google (the “Second Step Merger” and together with the First Step Merger, the “Mergers”).

On February 19, 2010, Google effected the First Step Merger pursuant to Section 251 of the General Corporation Law of the State of Delaware and the Second Step Merger pursuant to Section 264 of the General Corporation Law of the State of Delaware and Section 18-209 of the Delaware Limited Liability Company Act. The Mergers became effective as specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware on February 19, 2010 (the “Merger Date”). As a result of the Second Step Merger, there is no longer any On2 Common Stock outstanding.

As a result of the First Step Merger, On2 has terminated all offerings of On2 Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by On2 in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of On2 Common Stock which remain unsold at the termination of the offering, On2 hereby removes from registration all shares of On2 Common Stock registered under the Registration Statement which remain unsold as of the Merger Date.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on February 24, 2010.

ON2 TECHNOLOGIES LLC
(formerly On2 Technologies, Inc.)

By:	/s/ DONALD S. HARRISON
Donald S. Harrison
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 3 to the Registration Statement on Form S-3 has been signed by the following persons on February 24, 2010 in the capacities indicated.

Signature	Title	Date

/s/ DONALD S. HARRISON Donald S. Harrison	President and Chief Executive Officer (Principal Executive Officer)	February 24, 2010

/s/ LLOYD MARTIN Lloyd Martin	Chief Financial Officer and Treasurer (Principal Financial And Accounting Officer)	February 24, 2010

/s/ DONALD S. HARRISON Donald S. Harrison	Assistant Secretary of Google Inc., Managing Member of On2 Technologies LLC Sole Member of On2 Technologies LLC	February 24, 2010